                                THE MURDOCK GROUP
                      5295 South Commerce Drive, Suite 400
                           Salt Lake City, Utah 84107
                                 (801) 268-3232

                            NOTICE OF WRITTEN CONSENT
                              DUE BY APRIL 25, 2001


To the Shareholders:

         Attached hereto is a Proxy Statement which solicits the written consent of the shareholders of The Murdock Group Holding Corporation, a Utah corporation, to authorize and approve (1) the increase in the number of authorized shares of common stock to 600,000,000, and (2) the ratification of an amendment to the "2000 Murdock Group Stock Option Plan," increasing the number of shares available under the plan to 75,000,000. Proposal (1) would be accomplished by amendment to our Articles of Incorporation in the form of an Amendment to the Articles of Incorporation. Additional information about these proposals is contained in the attached Proxy Statement.

         Attached to the Proxy Statement as Appendix A is the Shareholder Consent Resolution (the "Consent Resolution"), which provides for authorization and approval of these actions. The procedure for indicating authorization and approval is described in detail in the attached Proxy Statement.

         Pursuant to Section 16-10a-704 of the Utah Revised Business Corporations Act, once we receive the written consents from holders of our issued and outstanding stock as of January 31, 2001 (the "Record Date"), we will deliver such written consents to our registered office in Utah, and the actions shall be deemed to have been approved by the shareholders. No meeting will be held to vote on these corporate actions.

         You are  requested  to fill out,  date,  sign and return  the  enclosed
Shareholder Consent Resolution Signature Card ("Signature Card"), which is solicited by the Board of Directors as described in the accompanying Proxy Statement.

         Your consent is important. Please sign and date the enclosed Signature Card and return it promptly in the enclosed return envelope. The return envelope requires no postage if mailed in the United States. If mailed elsewhere, foreign postage must be affixed. Your consent as evidenced by your signing and returning the Signature Card is irrevocable once we receive it.

                                             By Order of the Board of Directors,

                                             /s/ KC Holmes

                                             KC Holmes, Chairman

Salt Lake City, Utah
March 12, 2001

                                THE MURDOCK GROUP
                      5295 South Commerce Drive, Suite 400
                           Salt Lake City, Utah 84107
                                 (801) 268-3232


--------------------------------------------------------------------------------
                                 PROXY STATEMENT
--------------------------------------------------------------------------------


SHAREHOLDER ACTION BY WRITTEN CONSENT

         The Board of Directors of The Murdock Group Holding Corporation, a Utah corporation, has prepared this Proxy Statement and furnished it in connection with the solicitation by the Board of Directors of the written consent of the shareholders to authorize and approve the amendment of the Articles of Incorporation to (1) increase the number of authorized shares of common stock to 600,000,000, and (2) to ratify an amendment to the "2000 Murdock Group Stock Option Plan" increasing the number of shares available under the plan to 75,000,000.

         We intend to distribute this Proxy Statement and the accompanying materials to the shareholders of The Murdock Group on or about March 12, 2001. The reasons for these corporate actions are described in the Proxy Statement. Attached to this Proxy Statement as Appendix A is the Shareholder Consent Resolution ("Consent Resolution"), which provides for the authorization and approval of the corporate actions and the requisite amendment to the Articles of Incorporation to effect the increase in the authorized shares. The text of the Amendment to the Articles of Incorporation is included in the Consent Resolution. The procedure for indicating your approval of these corporate actions is described in this Proxy Statement.

General Information

Voting Rights

         The matter being submitted for shareholder approval is to be acted upon by written consent, without a meeting, rather than by a vote held at a meeting. The holders of The Murdock Group's issued and outstanding common stock are entitled to consent in writing to the name change. The execution of the Signature Card by the holders of a majority of the issued and outstanding shares of the common stock is required to authorize the amendment to the Articles of Incorporation and the adoption of the amendment to the stock option plan. No dissenters' rights or rights of appraisal are applicable or available in connection with this action.

         Only record holders of shares of the common stock at the close of business January 31, 2001 (the "Record Date") are entitled to execute the Consent Resolution. At the close of business on the Record Date there were 238,781,427 shares of common stock issued and outstanding held by approximately 206 shareholders of record. As described in this Proxy Statement, a holder of common stock on the Record Date will be entitled to provide one consent for each share of common stock then registered in that holder's name. The holders of the common stock as of the Record Date are referred to in this Proxy Statement as the "shareholders."

Solicitation of Written Consents

         Under Utah law and under our bylaws, any action that may be taken at any meeting of the shareholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or to take such action at a meeting at which all shares entitled to vote thereon were present and voted. The matters being considered by the shareholders is being submitted for action by written consent rather than by votes cast at a meeting. The attached Consent Resolution will be effective on the date that we receive signed Signature Cards representing the consent of the holders of a majority of the issued and outstanding common stock as of the Record Date. In other words, when we have received signed consents from shareholders owning in the aggregate 119,629,495 or more shares of common stock, the proposals will be adopted and the amended articles will be filed.

         You are requested to indicate approval of and consent to the adoption of the Amendment to the Articles of Incorporation increasing the number of authorized common shares to 600,000,000 and adoption of the amendment to the "2000 Murdock Group Stock Option Plan" by filling out, signing and dating and returning the enclosed Signature Card. Execution of the Signature Card will constitute your approval, as a shareholder, of these corporate actions. Shareholders who do not approve and consent to the Amendment to the Articles of Incorporation and the amendment to the Stock Option Plan by execution of the Signature Card will be bound by the Consent Resolution if sufficient written consents are received by us on or before April 25, 2001, the latest date selected by the Company to effect the change (the "Effective Date").

         The Board of Directors requests that each shareholder complete, execute, date and return the Signature Card to The Murdock Group at the address indicated therein. An addressed envelope is enclosed for your convenience. The Consent Resolution Card should be returned as soon as possible for receipt by us no later than April 25, 2001.

         We will pay the entire cost of the preparation and mailing of this Proxy Statement and all other costs of this solicitation. Certain of our directors, officers, or employees may also solicit written consents by mail, telephone, telegraph, or personal interview but no additional compensation will be paid to them for doing so.

Written Consents Irrevocable

         Any Signature Card executed and delivered by a shareholder shall be deemed to constitute that shareholder's approval of and written consent to the adoption of the Consent Resolution. Once we (or our agent) receive the executed Signature Card, that consent may not be revoked unless written notice of revocation is received by us before the close of business on the earlier of the date that we receive the majority consent or April 25, 2001.

This Proxy Statement and the enclosed Consent Resolution are being furnished to shareholders on or about March 12, 2001.

Adoption of the Amendment to the Certificate of Incorporation

         The Board of Directors has unanimously adopted, subject to shareholder approval, an amendment to the Articles of Incorporation, which will increase the number of shares The Murdock Group is authorized to issue to 600,000,000 common shares. The text of the Amendment to the Articles of Incorporation is included in the Consent Resolution attached as Appendix "A" to this Proxy Statement. The shareholders are asked to approve this amendment.

Increase of Authorized Capital

         Article 4 of the Articles of Incorporation as amended and restated and as currently in effect reads:

                                Article 4. Stock

                  The total number of shares which the Corporation shall have the authority to issue is three hundred twenty-five million (325,000,000) shares of capital stock, such total number of shares consisting of 300,000,000 shares of Common Stock, $.001 par value per share, and 25,000,000 shares of Preferred stock, $.001 par value per share. All of the shares of the Corporation's capital stock shall be non-assessable.

                  Preferred Stock. The Preferred Stock may be issued by the Corporation from time to time in one or more series and in such amounts as may be determined by the Board of Directors. The designations, voting rights, amounts of preference upon distribution of assets, rates of dividends, premiums of redemption, conversion rights and other variations, if any, the qualifications, limitations or restrictions thereof, if any, of the Preferred Stock, and of each series thereof, shall be such as are fixed by the Board of Directors, the authority so to do being hereby expressly granted, as stated and expressed in a resolution or resolutions adopted by the Board of Directors providing for the issue of such series of Preferred Stock (a "Director's Resolution"). The authority of the Board of Directors with respect to each such series of Preferred Stock shall include, but shall not be limited to, determination of the following:

                1. The distinctive serial designation and number of shares comprising each such series;

                2. The rate of dividends, if any, on the shares of that series, whether dividends shall be non-cumulative, cumulative to the extent earned or cumulative (and, if cumulative, from which date or dates), whether dividends shall be payable in cash, property or rights, or in shares of the Corporation's capital stock, and the relative priority, if any, of payment of dividends on shares of that series over shares of any other series;

                3. Whether the shares of that series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, the event or events upon or after which they shall be redeemable or at whose option they shall be redeemable, and the amount per share payable in case of redemption (which amount may vary under different conditions and at different redemption dates) or the property or rights, including securities of any other corporation, payable in case of redemption;

                4. Whether that series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms and amounts payable into such sinking fund;

                5. The rights, if any, to which the holders of the shares of that series shall be entitled in the event of voluntary involuntary liquidation, dissolution or winding-up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series in any such event;

                6. Whether the shares of that series shall be convertible into or exchangeable for shares of stock of any other class of the capital stock of the Corporation or any other series of Preferred Stock of the Corporation or the securities of any other entity and, if so, the terms and conditions of such conversion or exchange, including the rate or rates of conversion or exchange, the date or dates upon or after which or the events upon which they shall be convertible or exchangeable or at whose option they shall be convertible or exchangeable, and the method, if any, of adjusting the rates of conversion or exchange in the event of a stock split, stock dividend, combination of shares or similar event;

                7. Whether the issuance of any additional shares of such series shall be subject to restrictions, or whether any shares of any other series shall be subject to restrictions as to issuance, or as to the powers, preferences or rights of any such other series;

                8. Voting rights, if any, including, without limitation, the authority to confer multiple votes per share, voting rights as to specified matters or issues or, subject to the provisions of these Articles of Incorporation, voting rights to be exercised either together with holders of Common Stock as a single class, or independently as a separate class; and

                9. Any other preferences, privileges and powers, and relative, participating, optional or other special rights and qualifications, limitations or restrictions of such series, as the Board of Directors may deem advisable and as shall not be inconsistent with the provisions of these Articles of Incorporation and as shall now or hereafter be permitted by the Utah Revised Business Corporation Act, as amended.

                  Common Stock. Except as otherwise required by law or these Articles of Incorporation or as otherwise provided with respect to the relative rights of shares of Preferred Stock in any Director's Resolution, all shares of Common Stock shall be identical and the holders of shares of Common Stock shall possess voting power and each share of Common Stock shall have one (1) vote.

                  Relative Ranking of Common Stock. The Common Stock is junior to the Preferred Stock and is subject to all of the powers, rights, privileges, preferences and priorities of the Preferred Stock as herein set forth and as may be stated in any Director's Resolution.

         The Company's Board of Directors has approved and recommends to the shareholders the adoption of an amendment that increases the authorized common stock from 300,000,000 to 600,000,000 shares. No other changes are proposed at this time. Therefore, management proposes to adopt an Amendment to the Articles of Incorporation in which Article 4 is amended to increase the number of shares of voting common stock that the Company is authorized to issue from 300,000,000 shares to 600,000,000. In pertinent part, the first paragraph of Article 4 of the Articles of Incorporation would be amended to read as follows:

                                Article 4. Stock

                  The total number of shares which the Corporation shall have the authority to issue is six hundred twenty-five million (625,000,000) shares of capital stock, such total number of shares consisting of 600,000,000 shares of Common Stock, $.001 par value per share, and 25,000,000 shares of Preferred stock, $.001 par value per share. All of the shares of the Corporation's capital stock shall be non-assessable.

The remainder of Article 4 would continue in full force as currently in effect.

         Background of the Proposed Amendment to Increase the Authorized Capital. As of the Record Date, there are 238,781,427 shares of common stock issued and outstanding. A total of 25,000,000 shares of common stock are reserved for issuance under the stock option plan. Depending on the market price for the common stock as related to the conversion of certain debt under a corporate restructuring plan announced in late 2000 and continuing through the first quarter of 2001, we need to increase the number of shares of authorized common stock in order to accomplish the restructuring of debt and to continue our business plan, including the acquisition of real property using common stock as consideration for the purchase price of that property, which is based on the market price of the stock on the date an acquisition transaction is entered into.

         We believe that this proposed Amendment would benefit The Murdock Group by providing greater flexibility to the Board of Directors to issue additional equity securities to raise additional capital, to facilitate possible future acquisitions and to provide stock-related employee benefits. To date, our primary source of financing has been private sales of common stock or other equity or debt securities convertible into common stock. We presently are in immediate need of additional capital. To facilitate such financing transactions, the authorized capital will need to be increased pursuant to a shareholder-approved amendment to the Articles of Incorporation.

         If this Amendment is approved, generally, no shareholder approval would be necessary for the issuance of all or any portion of the additional shares of common stock unless required by law or any rules or regulations to which we are subject. Depending upon the consideration per share received for any subsequent issuance of common stock, that issuance could have a dilutive effect on those shareholders who paid a higher consideration per share for their stock. Also, future issuances of common stock will increase the number of outstanding shares, thereby decreasing the percentage ownership (for voting, distributions and all other purposes) represented by existing shares of common stock. The availability for issuance of the additional shares of common stock may be viewed as having the effect of discouraging an unsolicited attempt by another person or entity to acquire control of The Murdock Group. Although the Board of Directors has no present intention of doing so, authorized but unissued common stock or preferred stock could be issued in one or more transactions that would make a takeover more difficult or costly, and therefore less likely. We are not aware of any person or entity that is seeking to acquire control of The Murdock Group. Holders of common stock do not have any preemptive rights to acquire any additional securities issued by The Murdock Group.

         If shareholders do not approve the Amendment, due to declines in the market price of the common stock affecting conversion ratios of debt, we may be precluded from successfully restructuring our debt by issuing shares of common stock in lieu of cash payment. In such event, we could be subject to material liabilities for money damages that could adversely affect our operations and financial condition. Moreover, even if we were to negotiate additional real estate acquisition transactions on terms acceptable us, we would not be able to complete such transactions without an increase in authorized capital.

         Under Utah law, the increase of authorized capital requires an amendment to the Articles of Incorporation. Except for certain special circumstances that are not applicable to the action proposed by the Board of

Directors, an amendment to a corporation's Articles of Incorporation under Utah law requires the approval of a majority of the issued and outstanding voting shares of the corporation. Generally such action is taken by a vote conducted at an annual or special meeting of the shareholders of the corporation. Section 16-10a-706 of the Utah Revised Business Corporations Act (the "Utah Law") provides that "any action which may be taken at any annual or special meeting of shareholders may be taken without a meeting and without prior notice, if one or more consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote thereon were present and voted." In addition, the Utah Law provides that any action taken in this manner has the same effect as action taken at a meeting of shareholders.

 THE BOARD OF DIRECTORS HAS APPROVED THE PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION AND RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE PROPOSED AMENDMENT TO INCREASE THE NUMBER OF SHARES OF STOCK THE MURDOCK GROUP IS AUTHORIZED TO ISSUE.

Adoption of the Amendment to the 2000 Stock Option Plan

         The 2000 Murdock Group Stock Option Plan was approved by the majority of the shareholders in November 2000. The Board adopted the plan effective October 1, 2000.

         The amendment to the plan is to provide for an increase from 25,000,000 shares to 75,000,000 shares the total number of shares of common stock that may be the subject of awards made under the plan.

           The following is a brief description of the principal features of the plan. As of the date of this Proxy, options for the purchase of 27,204,210 shares have been granted under the plan to employees and consultants of The Murdock Group at an exercise price ranging from $.03 to $1.50 per share and exercisable for a period ranging from immediate vesting up to 4 years, with the average exercise period being 4 years.

         Awards under the plan may be granted as determined by the committee appointed by the Board that administers the plan. In the absence of a committee, the Board of Directors administers the plan. The total number of shares of common stock that may be the subject of awards made under the plan as amended is 75,000,000 shares.

         No award under the plan may be granted or exercised after September 30, 2010. The grant of awards under the plan must be evidenced by a written agreement with the recipient, which contains the terms and conditions (subject always to the terms and provisions of the plan) under which the award may be exercised or received. The exercise price of stock options under the plan is to be 100% of the fair market value of common stock on the date the option is granted, unless the committee establishes a lower exercise price. The exercise price of an ISO must be 100% of the fair market value of the common stock on the date of grant, except that any ISO awarded to an employee who is also the owner of 10% or more of the common stock will be 110% of fair market value of the common stock on the date of grant. The aggregate fair market value of stock subject to any ISO granted to a given recipient during any calendar year may not exceed $100,000.

         Option exercise prices are to be paid at the time of exercise in cash or in shares of The Murdock Group common stock having a fair market value equal to the exercise price, or a combination of the two. Cash for exercise of options may be monies received as compensation or borrowed from The Murdock Group on terms established by the committee.

         The members of the committee who are non-employee directors and therefore "independent" for purposes of plan administration, may accept awards of non-statutory stock options under the plan if the grant of these options is approved by the full Board of Directors.

         Under the plan, the "fair market value" of the common stock is determined as of any particular date to be (i) the closing sales price per share of common stock reflected on a national securities exchange for the last preceding date on which there was a sale of such common stock on such exchange; or (ii) if the shares of common stock are then traded on an over-the-counter market, the average of the closing bid and asked prices for the shares of common stock in such over-the-counter market for the last preceding date on which there was a sale of such common stock in such market; or (iii) in case no reported sale takes place, the average of the closing bid and asked prices on the National Association of Securities Dealers' Automated Quotations System ("Nasdaq") or any comparable system, or if the shares of common stock are not listed on Nasdaq or comparable system, the closing sale price or, in case no reported sale takes place, the average of the closing bid and asked prices, as furnished by any member of the National Association of Securities Dealers, Inc. selected from time to time by us for that purpose; or (iv) if the shares of common stock are not then listed on a national securities exchange or traded in an over-the-counter market, that value that the committee in its discretion may determine in any such other manner as the committee may deem appropriate. In no event shall the fair market value of any share of common stock be less than its par value. In the case of ISO, the fair market value shall not be discounted for restrictions, lack of marketability and other such limitations on the enjoyment of the common stock. In the case of other type of options, the fair market value of the common stock shall be so discounted.

THE BOARD OF DIRECTORS HAS APPROVED THE ADOPTION OF THE AMENDMENT TO THE PLAN AND RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF RATIFICATION OF THE AMENDMENT
                                  TO THE PLAN.

         The enclosed Shareholder Consent Resolution is furnished for you to indicate your consent with respect to Amendment to the Articles of Incorporation and the Amendment to the Plan described in this Proxy Statement. If you wish to consent in accordance with the Board's recommendation, please fill out, sign, date and return the Signature Card in the enclosed envelope, which requires no postage if mailed in the United States. A prompt return of the Signature Card will be appreciated.

                                            By Order of the Board of Directors

                                               /s/ KC Holmes
                                            ------------------------------------
                                            KC Holmes
                                            Chairman and Chief Executive Officer

                                   APPENDIX A

                               CONSENT RESOLUTION
                               OF THE SHAREHOLDERS
                                       OF
                      THE MURDOCK GROUP HOLDING CORPORATION
                               A Utah Corporation


(Amendment to the Articles of Incorporation Increasing Authorized Common Stock)

         Pursuant to Section 16-10a-704 of the Utah Revised Business Corporations Act, the undersigned, being the holders of __________ shares of the issued and outstanding common stock of The Murdock Group Holding Corporation (the "Company"), a Utah corporation, hereby consent to and approve the following corporate action as if it had been taken at a meeting of the shareholders of the
Company:


         RESOLVED, that the Articles of Incorporation of the Company be amended and the authorized capital of the Corporation increased as follows:

         Article 4 of the Company's Articles of Incorporation is hereby amended in part to change the number of shares of common stock that the company is authorized to issue from 300,000,000 to 600,000,00. No other changes are to be made to the Articles; however, the Board may, in its discretion, file restated articles to include this change.

         FURTHER RESOLVED, that the officers of the Corporation are authorized and directed to take all additional actions, and to execute, deliver and cause to be filed, such instruments and documents as may be required by the Utah
Revised Business Corporations Act to effect this amendment and that such amendment may be in the form of an Amendment to the Articles of Incorporation.

         FURTHER RESOLVED, that the 2000 Murdock Group Stock Plan (the "Plan"), effective October 1, 2000, be and it hereby is amended to reflect the increase from 25,000,000 shares to 75,000,000 shares the total number of shares of the Company's common stock that may be the subject of awards made under the Plan

         Once signed by the holders of at least a majority of the outstanding shares of common stock of the Company, these resolutions shall be delivered to the Company at its principal office in Salt Lake City, Utah. These resolutions are to be included in the Company's corporate records and, as of the Effective Date as indicated in the Proxy Statement filed by the Company in connection with these corporate actions, shall have the same force and effect as an action taken at a meeting of the shareholders of the Company.

                     CONSENT RESOLUTION OF THE SHAREHOLDERS
                                       OF
                      THE MURDOCK GROUP HOLDING CORPORATION
                                 SIGNATURE CARD

You are requested to fill out, date, sign and return this Shareholder Consent Resolution Signature Card, which is solicited by the Board of Directors of The Murdock Group as described in the accompanying Proxy Statement. Your consent is important. Please sign and date this Signature Card and return it promptly in the enclosed return envelope. The return envelope requires no postage if mailed in the United States. If mailed elsewhere, foreign postage must be affixed. Your consent as evidenced by your signature and return of this card is revocable only if written notice of revocation is received by The Murdock Group prior to close of business on April 25, 2001, as explained in the Proxy Statement.


1. To approve an amendment to the Company's Articles of Incorporation to increase the authorized capital of the Company from 300,000,000 common and 25,000,000 preferred shares to 600,000,000 common and 25,000,000 preferred shares:

                  FOR                AGAINST                 ABSTAIN
                  / /                     / /                         / /

2. To approve an amendment to the 2000 Murdock Group Stock Option Plan increasing the total number of shares of common stock that may be the subject of awards made under the Plan from 25,000,000 shares to 75,000,000 shares.

                  FOR                AGAINST                 ABSTAIN
                  / /                     / /                         / /

THIS WRITTEN CONSENT WHEN PROPERLY EXECUTED WILL BE DEEMED REVOCABLE ONLY IF WRITTEN NOTICE IS RECEIVED BY THE MURDOCK GROUP BY THE EARLIER OF THE DATE ON WHICH THE MURDOCK GROUP HAS RECEIVED THE REQUIRED MAJORITY TO APPROVE THE AMENDMENT AND THE PLAN OR APRIL 25, 2001. IF THIS CONSENT IS RETURNED BUT NO DIRECTION IS MADE, THIS WRITTEN CONSENT WILL BE CONSIDERED GRANTED IN FAVOR OF THE INCREASE IN AUTHORIZED CAPITAL AND THE ADOPTION OF THE AMENDMENT TO THE STOCK OPTION PLAN.


DATE:
      ----------------              --------------------------------------------
                                    Signature


                                    --------------------------------------------
                                    Signature of co-tenant holder, if any

PLEASE SIGN EXACTLY AS THE SHARES ARE ISSUED. WHEN CO-TENANTS HOLD SHARES, BOTH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, AS EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON. PLEASE DATE, SIGN AND RETURN THIS WRITTEN CONSENT CARD PROMPTLY USING THE ENCLOSED ENVELOPE.